UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

February 2, 2009

AMERICAN EAGLE OUTFITTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23760	13-2721761
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Hot Metal Street Pittsburgh, Pennsylvania	15203-2329
(Address of principal executive offices)	(Zip Code)

(412) 432-3300

(Registrant's telephone number,

including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 2, 2009, in accordance with the employment agreement dated January 13, 2009 and approval of the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of American Eagle Outfitters, Inc. (the "Company"), the Company granted a performance based stock option award of 900,000 shares to Roger S. Markfield, Vice Chairman of the Board and Executive Creative Director of the Company.  This award was granted under the Company's 2005 Stock Award and Incentive Plan (the "2005 Plan"), is exercisable at the fair market value of the Company's common stock at the date of grant ($8.93/share), and will vest one-third per year based on pre-established performance goals for each of Fiscal 2009, 2010 and 2011.  Each year's performance goals and vesting are independent of the other years.  Any shares that do not vest based on achievement of performance goals will be forefeited.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 2, 2009, under approval of the Compensation Committee of the Company's Board, the Company took the following action relating to Fiscal 2009 compensation for certain executive officers of the Company:

The Company granted awards of time based stock options under the 2005 Plan to certain executive officers, including the following named executive officers.  The stock options are exercisable at the fair market value on the grant date and will vest over three years.

The following sets forth the stock option awards of the indicated named executive officers:

Name and Principal Position                                                  Stock Option Awards (# of shares)

Joan Holstein Hilson                                                               114,501

Principal Financial Officer

LeAnn Nealz                                                                             114,501

Chief Design Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EAGLE OUTFITTERS, INC.
(Registrant)

Date: February 5, 2009	By:	/s/ Neil Bulman, Jr.
Neil Bulman, Jr.
Vice President, General Counsel and Secretary